Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

TIBERIUS ACQUISITION CORPORATION,
as Purchaser,

LAGNIAPPE VENTURES LLC,
in the capacity as the Purchaser Representative,

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.,
as the Company,

WASEF JABSHEH,
in the capacity as the Seller Representative

and, upon execution of a joinder hereto,

the other Parties hereto

Dated as of October 10, 2019

i

5.3. Governmental Approvals	20
5.4. Non-Contravention	20
5.5. Capitalization	20
5.6. Ownership of Exchange Shares	21
5.7. Pubco and Merger Sub Activities	21
5.8. Finder and Brokers	21
5.9.Investment Company Act	21
5.10. Information Supplied	21
5.11. Independent Investigation	22
5.12. Regulation S	22

VI. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	22
6.1. Organization and Standing	22
6.2. Authorization; Binding Agreement	22
6.3. Capitalization	23
6.4. Subsidiaries	24
6.5. Governmental Approvals	24
6.6. Non-Contravention	24
6.7. Financial Statements	25
6.8. Absence of Certain Changes	26
6.9. Compliance with Laws	26
6.10. Company Permits	26
6.11. Litigation	26
6.12. Material Contracts	27
6.13. Intellectual Property	28
6.14. Taxes and Returns	30
6.15. Real Property	31
6.16. Title to and Sufficiency of Assets	32
6.17. Employee Matters	32
6.18. Benefit Plans	33
6.19. Environmental Matters	34
6.20. Transactions with Related Persons	35
6.21. Insurance Company Matters	35
6.22. Business Insurance	36
6.23. Top Customers and Vendors	37
6.24 Certain Business Practices	37
6.25 Investment Company Act	38
6.26. Finders and Brokers	38
6.27. Information Supplied	38
6.28. Independent Investigation	38

VII. COVENANTS	39
7.1. Access and Information	39
7.2. Conduct of Business of the Company, Pubco and Merger Sub	39
7.3. Conduct of Business of Purchaser	42
7.4. Purchaser Public Filings	44
7.5. No Solicitation	45
7.6. No Trading	46
7.7. Notification of Certain Matters	46
7.8. Efforts	46
7.9. Further Assurances	47

7.10. The Registration Statement	48
7.11. Public Announcements	50
7.12. Confidential Information	51
7.13. Post-Closing Board of Directors	52
7.14. Indemnification of Directors and Officers; Tail Insurance	52
7.15. Trust Account Proceeds	53
7.16. Commitment Agreements	53
7.17. Exchange Agreements	54
7.18. Delisting and Deregistration	54
7.19. Pubco Listing	54
7.20. Employment Agreements	54
7.21. Pubco Equity Plan	54

VIII. SURVIVAL	55
8.1. Survival	55

IX. CLOSING CONDITIONS	55
9.1. Conditions of Each Party’s Obligations	55
9.2. Conditions to Obligations of the Company, Pubco and Merger Sub	56
9.3. Conditions to Obligations of Purchaser	58
9.4. Frustration of Conditions	59

X. TERMINATION AND EXPENSES	59
10.1. Termination	59
10.2. Effect of Termination	61
10.3. Fees and Expenses	61

XI. WAIVERS AND RELEASES	61
11.1. Waiver of Claims Against Trust	61
11.2. No Recourse	62

XII. MISCELLANEOUS	63
12.1. Notices	63
12.2. Binding Effect; Assignment	65
12.3. Third Parties	65
12.4. Arbitration	65
12.5. Governing Law; Jurisdiction	65
12.6. WAIVER OF JURY TRIAL	66
12.7. Specific Performance	66
12.8. Severability	66
12.9. Amendment	66
12.10. Waiver	66
12.11. Entire Agreement	67
12.12. Interpretation	67
12.13. Counterparts	68
12.14. Purchaser Representative	68
12.15. Seller Representative	69
12.16. Legal Representation	70

XIII. DEFINITIONS	70
13.1. Certain Definitions	70
13.2. Section References	80

INDEX OF ANNEXES

Annex	Description

Annex I	Allocation of Cash Consideration

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Exchange Agreement
Exhibit B	Non-Competition Agreement
Exhibit C	Lock-Up Agreements
Exhibit D	Sponsor Share Letter
Exhibit E	Form of Pubco Equity Plan
Exhibit F	Form of Amended Pubco Charter
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Founders Registration Rights Agreement Amendment
Exhibit I	Form of Pubco Joinder
Exhibit J	Form of Merger Sub Joinder

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement  (this “Agreement”) is made and entered into as of October 10, 2019 by and among (i) Tiberius Acquisition Corporation, a Delaware corporation (together with its successors, “Purchaser”), (ii) Lagniappe Ventures LLC, a Delaware limited liability company, in the capacity as the representative from and after the Closing (as defined below) for the stockholders of Purchaser (other than the Sellers (as defined below)) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) upon execution of a joinder hereto, a to-be-formed Bermuda exempted company (“Pubco”), (iv) upon execution of a joinder hereto, a to-be-formed Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub”), (v) International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre (the “Company”), and (vi) Wasef Jabsheh, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement and the Exchange Agreements (as defined below) (the “Seller Representative”).  Purchaser, the Purchaser Representative, Pubco (upon execution of a joinder hereto), Merger Sub (upon execution of a joinder hereto), the Company and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of insurance and re-insurance;

WHEREAS, Pubco will be a newly-incorporated Bermuda exempted company that will be owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents, and Merger Sub will be a newly-incorporated Delaware corporation that will be wholly-owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (i) Purchaser shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares (as defined below) held by the Sellers in exchange for the right of the Sellers to receive a mix of cash and common shares of Pubco (the “Share Exchange” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, simultaneously with or after the execution of this Agreement, it is intended that all or substantially all of the shareholders of the Company will execute and deliver an exchange agreement in substantially the form attached as Exhibit A hereto (each, an “Exchange Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) Wasef Jabsheh (“Jabsheh”) is entering into a non-competition and non-solicitation agreement in favor of Purchaser and the Company and, following execution of a joinder thereto, Pubco, a copy of which is attached hereto as Exhibit B (the “Non-Competition Agreement”), and which will become effective as of the Closing, and (ii) certain of the Sellers are entering into Lock-Up Agreements with the Purchaser Representative and, following execution of a joinder thereto, Pubco, copies of which are attached hereto as Exhibit C (the “Lock-Up Agreements”), and which will become effective as of the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchaser’s sponsor, Lagniappe Ventures LLC, a Delaware limited liability company (the “Sponsor”), is entering into a letter agreement with Purchaser, the Company, Argo Re Ltd., a Bermuda exempted company (“Argo”), and Jabsheh and, following execution of a joinder thereto, Pubco (the “Sponsor Share Letter”), a copy of which is attached as Exhibit D hereto, pursuant to which the Sponsor is agreeing (a) to transfer to Jabsheh at the Closing (i) 4,000,000 of its Purchaser Private Warrants (which will become Pubco Private Warrants at the Effective Time) and (ii) 1,000,000 of its Founder Shares (represented by Pubco Common Shares issued in exchange therefor in the Merger), with such Founder Shares being subject to certain vesting and share acquisition provisions as set forth therein, (b) to transfer to Argo at the Closing (i) 500,000 of its Purchaser Private Warrants (which will become Pubco Private Warrants at the Effective Time) and (ii) 39,200 of its Founder Shares (represented by Pubco Common Shares issued in exchange therefor in the Merger), with such Founder Shares being subject to certain vesting and share acquisition provisions as set forth therein, (c) effective upon the Closing to subject 1,973,300 of its Founder Shares (represented by Pubco Common Shares issued in exchange therefor in the Merger) to potential vesting and share acquisition obligations as set forth therein, (d) to waive its right to convert any loans outstanding to Purchaser into Purchaser Warrants and/or Pubco Warrants so long as such loans are repaid at Closing, and (e) to not, without the prior written consent of the Company,  seek or agree to a waiver or amendment of or terminate the provisions of the Insider Letter regarding the Sponsor’s agreements therein not to redeem any of its Purchaser Securities in connection with the Closing, not to transfer any of its Purchaser Securities prior to the Closing and to vote in favor of the transactions contemplated herein at the Special Meeting;

WHEREAS, the boards of directors of Purchaser and the Company have each, and the boards of directors of Pubco and Merger Sub will have following their formation and prior to execution of a joinder to this Agreement, (a) determined that the Transactions (to the extent such Transactions are applicable to such Person) are fair, advisable and in the best interests of their respective companies and security holders, and (b) approved this Agreement and the Transactions (to the extent such Transactions are applicable to such Person), upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article XIII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGER

1.1            Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware Act, Purchaser and Merger Sub shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Merger Sub with Purchaser being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving corporation.  Purchaser, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Corporation).

1.2            Effective Time.  Simultaneously with or immediately following the Share Exchange, Purchaser and Merger Sub shall cause the Merger to be consummated by filing a Certificate of Merger for the merger of Purchaser with and into Merger Sub, with Purchaser being the surviving entity, in form and substance reasonably acceptable to Purchaser and the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Act (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3            Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Act.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and Purchaser set forth in this Agreement to be performed after the Effective Time, and the Surviving Corporation shall continue its existence as a wholly-owned Subsidiary of Pubco.

1.4            Organizational Documents of Surviving Corporation.  At the Effective Time, the Certificate of Incorporation and Bylaws of Purchaser, each as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety in the form of the Certificate of Incorporation and Bylaws of Merger Sub, in each case as in effect immediately prior to the Effective Time, respectively (except that the name of the corporation shall be updated therein) and, as so amended and restated, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and the Delaware Act.

1.5            Directors and Officers of the Surviving Corporation.  At the Effective Time, the board of directors and executive officers of Purchaser shall resign and the board of directors and executive officers of the Surviving Corporation shall be as determined by Pubco, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.6            Effect of Merger on Issued Securities of Purchaser, Pubco and Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser, the Company, Pubco or Merger Sub:

(a)            Purchaser Units.  Each Purchaser Unit outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of Purchaser Common Stock and one Purchaser Warrant in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below.

(b)            Purchaser Common Stock.  Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(d) below) shall automatically be converted into the right to receive one Pubco Common Share, following which all such shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(c)            Purchaser Preferred Stock.  Each share of Purchaser Preferred Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.6(d) below), if any, shall automatically be converted into the right to receive one Pubco Preferred Share, following which, all such shares of Purchaser Preferred Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(d)            Cancellation of Capital Stock Owned by Purchaser.  Each share of capital stock of Purchaser owned by Purchaser as treasury shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e)            Conversion of Shares of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and all such shares of common stock of the Surviving Corporation shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation.

(f)            Purchaser Warrants. Pursuant to the terms of the Purchaser Public Warrants and Purchaser Private Warrants, each (i) Purchaser Public Warrant outstanding immediately prior to the Effective Time shall be converted into the right to receive one Pubco Public Warrant and (ii) each Purchaser Private Warrant outstanding immediately prior to the Effective Time shall be converted into one Pubco Private Warrant, and all Purchaser Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Pursuant to the terms of the Purchaser Public Warrants and Purchaser Private Warrants, each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Common Shares in lieu of shares of Purchaser Common Stock.  At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Common Shares for delivery upon the exercise of such Pubco Warrants.

(g)            Surrender of Shares of Pubco.  The sole holder of shares of Pubco issued and outstanding immediately prior to the Effective Time shall surrender all such shares to Pubco, which shares shall thereupon be repurchased by Pubco for cancellation (for de minimis consideration).

(h)            Cancellation of Shares of Merger Sub.  All of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.7            Exchange Procedures.

(a)            Appointment of Transfer Agent.  Prior to the Effective Time, Pubco shall appoint a transfer agent and registrar, as its agent, for the purpose of exchanging Pubco Securities for Purchaser Securities. Pubco agrees to issue Pubco Securities as and to the extent required by this Agreement to the holders of Purchaser Common Stock, Purchaser Preferred Stock (if any) and Purchaser Warrants. Pubco's duly appointed transfer agent shall effect the exchange of Purchaser Securities for substantially equivalent Pubco Securities in accordance with customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

(b)            Transfers of Ownership.  Outstanding Purchaser Securities converted into the right to receive the consideration provided in Section 1.6 will be deemed, from and after the Effective Time, to evidence only the right to secure the consideration to which the holder thereof is entitled hereunder.  Holders of certificates previously evidencing shares of Purchaser Preferred Stock outstanding immediately prior to the Effective Time and considered into the right to receive the consideration provided in Section 1.6 shall cease to have any rights with respect to such shares, except as provided herein or by Law.  Each certificate previously evidencing shares of Purchaser Common Stock or Purchaser Preferred Stock shall be exchanged for a certificate representing the same number of Pubco Common Shares or Pubco Preferred Shares, respectively, upon the surrender of such certificate in accordance with this Section 1.7(b).  Each certificate formerly representing shares of Purchaser Common Stock or Purchaser Preferred Stock (other those described in Section 1.6(d) above) shall thereafter represent only the right to receive the same number of Pubco Common Shares or Pubco Preferred Shares, respectively.  If any certificate representing securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(c)            No Liability.  Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Corporation, Pubco, the Sellers or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)            Surrender of Purchaser Certificates.  All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(e)            Lost, Stolen or Destroyed Purchaser Certificates.  In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the Surviving Corporation, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

1.8            Tax Consequences.  The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Merger and the Share Exchange, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Merger and the Share Exchange, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.9            Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
SHARE EXCHANGE

2.1            Exchange of Company Shares.  At the Closing, subject to and upon the terms and conditions of this Agreement and the Exchange Agreements, simultaneously or immediately prior to the consummation of the Merger, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the Company Shares held by the Sellers (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).  At or prior to the Closing, the Company will terminate any issued and outstanding Company Convertible Securities (if any), without any consideration, payment or Liability therefor.

2.2            Transaction Consideration.

(a)            At the Closing, subject to and upon the terms and conditions of this Agreement and the Exchange Agreements, in full payment for the Purchased Shares, Pubco shall deliver to the Sellers a mix of cash and Pubco Common Shares with a value equal to (subject to adjustment in accordance with Section 2.5, the “Transaction Consideration”) (i) the sum of (A) the Book Value (as such amount is determined in accordance with Section 2.4 and (B) the aggregate amount of out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to the Company or any of its Affiliates) incurred by the Company in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated by this Agreement and which reduced the Book Value from what it would have been if such expenses had not been incurred (the “Company Transaction Expenses”), multiplied by (ii) one and twenty-two hundredths (1.22), multiplied by (iii) the Shareholder Participation Ratio. For the avoidance of doubt, the Transaction Consideration shall be subject to adjustment pursuant to Section 2.5.

(b)            The Transaction Consideration shall be paid to the Sellers for the Purchased Shares as follows:

(i)            cash in aggregate amount equal to Eighty Million U.S. Dollars ($80,000,000) (the “Cash Consideration”) paid for a portion of the Purchased Shares based on a value equal to two (2) times Book Value Per Share (the “Cash Consideration Per Share”). The Purchased Shares paid with the Cash Consideration shall equal the Cash Consideration allocated among the Sellers in accordance with Annex I divided by the Cash Consideration Per Share (the “Cash Consideration Purchased Shares”); and

(ii)            Pubco Common Shares which in the aggregate have a value equal to the Transaction Consideration less the Cash Consideration (the “Equity Consideration”). The aggregate number of Pubco Common Shares issued (the “Exchange Shares”) shall equal the Equity Consideration divided by the Redemption Price, subject to the withholding of the Escrow Shares in accordance with Section 2.3.  The Exchange Shares shall be allocated among the Sellers pro rata, with each Seller receiving a portion of the total Exchange Shares equal to (A) the number of Purchased Shares held by such Seller less any Cash Consideration Purchased Shares of such Seller, divided by (B) the total number of Purchased Shares of all Sellers less the total number of Cash Consideration Purchased Shares. The allocation of the Cash Consideration among the Sellers and the number of Exchange Shares issued and delivered to the Sellers at the Closing shall be determined in accordance with Section 2.4, and subject to adjustment after the Closing under Section 2.5.

2.3            Escrow.  At or prior to the Closing, Pubco, the Purchaser Representative, the Seller Representative and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Closing, in form and substance consistent with the provisions of this Agreement and otherwise reasonably acceptable to the parties (the “Escrow Agreement”), pursuant to which Pubco shall cause to be delivered to the Escrow Agent at the Closing a number of Exchange Shares (each valued at the Redemption Price) equal to two and one-half percent (2.5%) of the Transaction Consideration otherwise deliverable to the Sellers at the Closing based on the Estimated Closing Statement (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”), with the Escrow Shares, along with any dividends, distributions and other earnings thereon and other Escrow Property, to be held by the Escrow Agent in a segregated escrow account (“Escrow Account”) and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement.  The Escrow Shares and other Escrow Property shall serve as security for the Sellers’ obligations after the Closing for the adjustments under Section 2.5.  The portion of the Exchange Shares that shall be withheld at the Closing for deposit in the Escrow Account shall be allocated among the Sellers pro rata based on the number of Exchange Shares received by each Seller as a percentage of the number of Exchange Shares received by all Sellers (such percentage being each such Seller’s “Escrow Allocation”).  Each Seller shall be deemed to be the owner of its Escrow Allocation of the Escrow Shares (and to be entitled to the related dividends, distributions and other earnings thereon in respect of its Escrow Allocation of such Escrow Shares upon release from escrow to the Sellers, subject to Section 2.5(c)) during the time such Escrow Shares are held in the Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in the Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement.  Each Seller shall have the right to vote its Escrow Allocation of such Escrow Shares during the time held in the Escrow Account as Escrow Shares.

2.4            Closing Calculations.  Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Closing Statement”), prepared in good faith, attaching the consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (which may be based on draft financial statements and/or good faith estimates if the final financial statements for the month ended as of the Reference Time have not yet been prepared at such time), and setting forth the Book Value and Company Transaction Expenses, along with reasonably detailed calculations thereof, and the resulting Transaction Consideration payable to the Sellers using the formula in Section 2.2 based on such Book Value and the allocation of the Cash Consideration and the Exchange Shares among the Sellers in accordance with Section 2.2 and Annex I based on Sellers who have provided executed and accepted Exchange Agreements as of such date, which Estimated Closing Statement shall be subject to the review and the reasonable approval by Purchaser; provided that Purchaser shall inform the Company of its good faith estimate of the Redemption Price in writing, together with applicable calculations, no later than five (5) days prior to the Closing, and Purchaser will promptly provide the Company with an update of such amount upon the final determination thereof by the Trustee prior to the Closing.  Promptly upon receipt of a written request from Purchaser (which for the avoidance of doubt may be provided via email in accordance with Section 12.1) following the delivery by the Company of the Estimated Closing Statement to Purchaser, the Company will meet with Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith Purchaser’s reasonable good faith comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and Purchaser, shall thereafter become the final Estimated Closing Statement for all purposes of this Agreement (provided, that (i) the Company shall not be obligated to accept Purchaser’s comments if (A) rejected by the Company reasonably and in good faith and (B) the increase in the aggregate number of Exchange Shares to be issued at the Closing as determined based on the good faith comments of Purchaser that are not accepted by the Company would not be in excess of the total number of Escrow Shares as determined based on the good faith comments of Purchaser that are not accepted by the Company, and (ii) the Company and Purchaser shall make any appropriate adjustments to the Estimated Closing Statement through the Closing based on any additional executed and accepted Exchange Agreements provided by Sellers after their mutual approval of the Estimated Closing Statement).  The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

2.5            Final Post-Closing Adjustments and Calculations.

(a)            No later than ninety (90) days after the Closing Date, Pubco’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative (each, a “Representative Party”) a statement (the “Closing Statement”) attaching the consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time based on the final financial statements for the month ended as of the Reference Time, and setting forth the Book Value and the Company Transaction Expenses, along with reasonably detailed calculations thereof, and the resulting Transaction Consideration payable to the Sellers using the formula in Section 2.2 based on such Book Value and the allocation of the Cash Consideration and the Exchange Shares (which Exchange Shares, for the avoidance of doubt, will each be valued for such purposes at the Redemption Price) among the Sellers in accordance with Section 2.2 and Annex I.  The Closing Statement shall be prepared, and the Book Value and Company Transaction Expenses and the resulting Transaction Consideration shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.  After delivery of the Closing Statement, each Representative Party, and its Representatives on its behalf, shall be permitted reasonable access at reasonable times to review the Target Companies’ books, records and any internal working papers to the extent such books, records and working papers are directly related to the preparation of the Closing Statement.  The Representative Parties, and their respective Representatives on their behalves, may make inquiries of the CFO and related Pubco and Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith.  If either Representative Party has any objections to the Closing Statement, such Representative Party shall deliver to the Company (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”).  If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, and all determinations and calculations set forth therein, and the resulting Transaction Consideration set forth therein.  If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter.  If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Representative Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 2.5(b).  The Parties acknowledge that any information provided pursuant to this Section 2.5 will be subject to the confidentiality obligations of Section 7.12.

(b)            If a dispute with respect to the Closing Statement is submitted in accordance with this Section 2.5 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.5(b).  Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert.  All out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, including the fees and expenses of the Independent Expert, will be borne by Pubco.  The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement.  The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert.  Each Representative Party will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert.  In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 2.5.  It is the intent of the Parties that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery).  The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination (the “Expert Determination”) be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error). Any dispute arising from or in connection with (i) the failure of the Parties to comply with the requirements of this Section 2.5(b) with respect to the engagement and process for the Expert Determination or (ii) fraud or manifest error with respect to the Expert Determination, shall be resolved in arbitration pursuant to Section 12.4.

(c)            For purposes hereof, the term “Adjustment Amount” shall mean (x) the number of Exchange Shares that should have been issued to the Sellers at the Closing (including Escrow Shares) as finally determined in accordance with this Section 2.5, less (y) the number of Exchange Shares that were issued to the Sellers at the Closing (including Escrow Shares).

(i)            If the Adjustment Amount is a negative amount, then the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to (A) Pubco a number of Escrow Shares (and other Escrow Property earned with respect to such Escrow Shares, with each Escrow Share valued at the Redemption Price) with a value equal to the absolute value of the Adjustment Amount, and (B) the Sellers the remaining Escrow Property, if any, with each Seller receiving its Escrow Allocation of such remaining Escrow Property (including any remaining Escrow Shares and all dividends, distributions and other earnings thereon). Pubco will, subject to applicable Law, acquire for cancellation any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Sellers under this Section 2.5(c), and the Sellers shall not be required under this Section 2.5(c) to pay any amounts (including by delivery of Pubco Common Shares) in excess of the Escrow Property in the Escrow Account at such time.

(ii)            If the Adjustment Amount is a positive number or zero, then (A) the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to the Sellers all of the Escrow Property, with each Seller receiving its Escrow Allocation of such Escrow Property (including any remaining Escrow Shares and all dividends, distributions and other earnings thereon), and, only if the Adjustment Amount is greater than zero, (B) Pubco shall, within five (5) Business Days after such final determination of the Adjustment Amount, issue to the Sellers an additional number of Pubco Common Shares equal to the Adjustment Amount (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing other than, for the avoidance of doubt, ordinary cash dividends and distributions)(which shall be considered additional Exchange Shares under this Agreement, “Registrable Securities” under the Registration Rights Agreement and, with respect to Sellers who are subject to Lock-Up Agreements, “Restricted Securities” under the Lock-Up Agreements), with each Seller receiving its allocation of the additional number of Exchange Shares as determined in accordance with the application of the formula in Section 2.2.

2.6            Surrender of Company Securities and Disbursement of Transaction Consideration.

(a)            At the Closing, Purchaser and Pubco shall cause the Cash Consideration to be paid and the Exchange Shares to be issued to the Sellers in exchange for their Company Securities in accordance with Section 2.2 and the Estimated Closing Statement.

(b)            The Parties acknowledge that, simultaneously with the execution of each Exchange Agreement, and in accordance with the terms and conditions contained therein, the Seller party thereto will be required to have delivered to the Company (or, upon execution of a joinder thereto, Pubco) its Company Shares (including any certificates representing such Company Shares (the “Company Certificates”)), along with applicable share power or transfer forms reasonably acceptable to the Company and Purchaser (or, upon execution of a joinder thereto, Pubco), or an affidavit of lost certificate together with applicable indemnity as provided for in the Exchange Agreements. In accordance with each Exchange Agreement, following execution of a joinder thereto by Pubco, the Company shall transfer all Company Shares, Company Certificates (or affidavits of lost certificate, if applicable) and applicable share power or transfer forms received from the applicable Sellers to Pubco to hold in escrow pending the Closing.

(c)            Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Common Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Common Share (after aggregating all fractional Pubco Common Shares that would otherwise be received by such Person) shall instead have the number of Pubco Common Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Common Share.

2.7            Termination of Certain Agreements.  The Company hereby agrees that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and any of the Sellers with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect.  Further, the Company hereby waives any obligations of the Parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

ARTICLE III
CLOSING

3.1            Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by emailed PDF files or by facsimile.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company, Pubco and the Seller Representative on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1            Organization and Standing.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense.  Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect.  Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2            Authorization; Binding Agreement.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval.  The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3            Governmental Approvals.  Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4            Non-Contravention.  Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.  To the Knowledge of Purchaser, the consummation of the Share Exchange by Pubco will not violate the Law of any jurisdiction applicable to any of the Sellers in any material respect.

4.5            Capitalization.

(a)            Purchaser is authorized to issue 61,000,000 shares, of which 60,000,000 shares are common stock, and 1,000,000 shares are preferred stock.  The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a).  As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock.  All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party.  None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.  Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity, profits or voting interests in any other Person, or have any agreement or commitment to purchase any such interest, and Purchaser has not agreed, is not obligated to make, and is not bound by any written, oral or other agreement, contract, binding understanding, instrument, note, option, warrant, purchase order, license, commitment or undertaking of any nature (other than this Agreement and the Ancillary Documents) under which it is or may upon the occurrence of certain events specified therein become obligated to make, any investment in or capital contribution to any other entity.

(b)            Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares.  Other than the Redemption or as expressly set forth in this Agreement or in Schedule 4.5(b), there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares or other securities of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.  Except as set forth in Schedule 4.5(b), Purchaser is not a party to any agreement which contains registration rights other than the Founder Registration Rights Agreement, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.  As a result of the consummation of the transactions contemplated hereby, except as set forth in the Commitment Agreements or on Schedule 4.5(b), no warrants, options or other securities of Purchaser are issuable and no rights in connection with any shares, warrants, options or other securities of Purchaser accelerate or otherwise become triggered (whether as to voting, exercisability, convertibility or otherwise).

(c)            All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 4.5(c).  No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, (iii) the ability of Purchaser to grant any Lien on its properties or assets, or (iv) the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents.

(d)            Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6            SEC Filings and Purchaser Financials.

(a)            Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement.  Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following:  (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results since the beginning of the first fiscal year of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, including each Additional SEC Report filed after the date hereof until Closing are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Public Certifications”).  The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Public Certifications are each true as of their respective dates of filing.  As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.  As of the date of this Agreement, the SEC Reports are not currently subject to any SEC review and there are no open SEC comments to any SEC Reports which have not been responded to.  As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by Nasdaq or the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) Purchaser is in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)            The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports, including each Additional SEC Report filed after the date hereof until the Closing (the “Purchaser Financials”), complied or (with respect to Additional SEC Reports filed after the date hereof until the Closing) will comply as to form with the published rules and regulations of the SEC with respect thereto, were or (with respect to Additional SEC Reports filed after the date hereof until the Closing) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present or (with respect to Additional SEC Reports filed after the date hereof until the Closing) will fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)            Purchaser maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Purchaser is made known on a timely basis to the individuals responsible for the preparation of Purchaser's filings with the SEC and other public disclosure documents.

(d)            Neither Purchaser nor any of its Subsidiaries, or any director or officer of Purchaser or any of its Subsidiaries, or, to the Knowledge of Purchaser, any auditor or accountant of Purchaser or any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)            No Subsidiary of Purchaser has ever been subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(f)            To Purchaser’s Knowledge, Purchaser’s auditor has at all times since the IPO been (i) a registered public accounting firm (as defined in the Sarbanes-Oxley Act), (ii) independent with respect to Purchaser within the meaning of Regulation S-X, and (iii) in compliance with subsections (g) through (i) of Section 10A of the Exchange Act and the rules promulgated thereunder.

(g)            Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities that have been incurred in the ordinary course of business consistent with past practice.

4.7            Absence of Certain Changes.  As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2018, not been subject to a Material Adverse Effect.

4.8            Compliance with Laws.  Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9            Actions; Orders; Permits.  There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser, nor, to the Knowledge of Purchaser is there any reasonable basis for any such Action.  There is no material Action that Purchaser has pending against any other Person.  Neither Purchaser, nor, to the Knowledge of Purchaser, any of its directors or officers are subject to any material Orders of any Governmental Authority, nor are any such Orders pending.  None of Purchaser’s directors or officers have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.  Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.  To the Knowledge of Purchaser, no event has occurred or is continuing which requires or permits, or after notice or the lapse of time or both would require or permit, and the consummation of the Transactions will not require or permit (with or without notice or the lapse of time, or both), any modification or termination of any of Purchaser’s Permits except as would not have a Material Adverse Effect on Purchaser.

4.10            Taxes and Returns.

(a)            Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.  Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return.  There are no audits, examinations, investigations or other proceedings pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount).  There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens.  Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)            Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11            Employees and Employee Benefit Plans.  Except as set forth on Schedule 4.11, Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.  The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby will not (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any director or employee of Purchaser or (ii) result in the acceleration of the term of payment or restoring of any such benefits.  Purchaser is not a party to any collective bargaining agreement or other labor union agreement.

4.12            Properties.  Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property.  Purchaser does not own or lease any material real property or Personal Property, and there are no options, contracts or other commitments pursuant to which Purchaser has a right or obligation to acquire or lease any interest in real property or Personal Property.

4.13            Material Contracts.

(a)            Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its  properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, or any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it, compete with any other Person or consummate the Transactions (each, a “Purchaser Material Contract”).  All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)            With respect to each Purchaser Material Contract:  (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14            Transactions with Affiliates.  Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) of the Sponsor or the Sponsor’s Affiliate, (b) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (c) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof.

4.15            Investment Company Act.  Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

4.16            Finders and Brokers.  Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.17            Certain Business Practices.

(a)            Since the formation of Purchaser, neither Purchaser, nor any of its Representatives acting on its behalf, has in material violation of applicable Law (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or any other local or foreign anti-corruption or bribery Law or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b)            The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)            None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country targeted under comprehensive sanctions by OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria)  or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

4.18            Insurance.  Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company.  All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies.  All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or threatened material premium increase with respect to, any of such insurance policies.  There have been no insurance claims made by Purchaser.  Purchaser has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a material claim.

4.19            Antitakeover Laws.  To the extent applicable, Purchaser has taken all actions necessary to exempt the transactions contemplated by this Agreement and the Ancillary Documents from Section 203 of the Delaware Act and, accordingly, neither such section nor any other antitakeover or similar statement or rule applies to such transactions.  No other “control shares acquisition”, “fair price”, “moratorium” or other antitakeover law of the United States or any state therein applies to this Agreement.

4.20            Independent Investigation.  Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and Merger Sub for such purpose.  Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto; and (b) none of the Company, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.21            Trust Account. As of the date hereof, there is at least $178,900,000 invested in the Trust Account, maintained by the Trustee pursuant to the Trust Agreement, and the Redemption Price as of the date hereof as if the Closing had occurred on the date hereof would be approximately $10.37.  Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement.  Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.  Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice in lapse of time or both, would constitute a breach thereunder.  As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account.  As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Pubco contained herein and the compliance by the Company and Pubco with their respective obligations hereunder and the satisfaction of the other conditions to Closing set forth in Article IX, Purchaser has no reason to believe that any of the conditions to the use of the funds in the Trust Account on the Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions) will not be satisfied as of the Closing Date.

4.22            Commitment Agreements. Purchaser has entered into commitment agreements on or prior to the date hereof as described on Schedule 4.22 (or after the date hereof in accordance with Section 7.16) which, pursuant to their terms, ensure that Purchaser has available to it at least $100 million in gross proceeds at the Closing, including, subscription agreements with investors who have collectively committed to purchase shares of Purchaser Common Stock at the Closing, forward purchase agreements with investors who have collectively committed to purchase Purchaser Securities at the Closing, agreements with current stockholders of Purchaser who have agreed not to redeem their shares of Purchaser Common Stock pursuant to the Redemption and not to sell such shares prior to the Closing, and other agreements to provide capital to the extent necessary to ensure that Purchaser has available to it at least $100 million in gross proceeds at the Closing (such agreements, collectively, the “Commitment Agreements”, and such transactions described in this Section 4.22, collectively, the “PIPE Investment”).  Each of the Commitment Agreements has been duly authorized, executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser, and, to the Knowledge of Purchaser, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions.  True and complete original or signed copies of each of the Commitment Agreements have been delivered to the Company on or prior to the date hereof, and there are no conditions to closing of the transactions contemplated therein other than the conditions (if any) specifically stated therein.  None of the Commitment Agreements by their terms may be terminated by the counterparty thereto on any date earlier than the Outside Date (as such date may be extended if Purchaser seeks and obtains an Extension) unless this Agreement is terminated.  As of the date hereof, to Purchaser’s Knowledge, there is no reason to believe that, subject to the satisfaction of the conditions in Article IX, the conditions to closing contained in the Commitment Agreements will not be satisfied or that the transactions contemplated by the Commitment Agreements will not be satisfied in connection with the Closing.

4.23            Warrant Purchase Agreement.  On or prior to the date hereof, Purchaser has entered into that certain warrant purchase agreement with Church Mutual Insurance Company, pursuant to which Purchaser will purchase three million (3,000,000) of its warrants (the “Warrant Purchase Agreement”), a true and correct copy of which has been made available to the Company. The Warrant Purchase Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser, and, to the Knowledge of Purchaser, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. The Warrant Purchase Agreement by its terms may not be terminated by the counterparty thereto on any date earlier than the Outside Date (as such date may be extended if Purchaser seeks and obtains an Extension) unless this Agreement is terminated.  As of the date hereof, to Purchaser’s Knowledge, there is no reason to believe that, subject to the satisfaction of the conditions in Article IX, the conditions to closing contained in the Warrant Purchase Agreement will not be satisfied or that the transactions contemplated by the Warrant Purchase Agreement will not be satisfied in connection with the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to Purchaser and the Company, as of the date Pubco executes a joinder to this Agreement in the form of Exhibit I hereto and as of the Closing, as follows:

5.1            Organization and Standing.  Pubco is duly incorporated as an exempted company, validly existing and in good standing under the Laws of Bermuda, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a material impact on the ability of Pubco on a timely basis to consummate the Transactions.  Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect.  Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2            Authorization; Binding Agreement.  Subject to the adoption of the Amended Pubco Charter, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the Amended Pubco Charter), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3            Governmental Approvals.  Except as otherwise set forth on Schedule 5.3, no Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (e) any notifications to, consents, no objections or approvals from the Bermuda Monetary Authority, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not , individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco on a timely basis to consummate the Transactions.

5.4            Non-Contravention.  The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the adoption of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco on a timely basis to consummate the Transactions.

5.5            Capitalization.  As of the date Pubco executes a joinder to this Agreement (and, with respect to Merger Sub, as of the date Merger Sub executes a joinder to this Agreement), Pubco and Merger Sub will have the capitalization stated in their respective Organizational Documents.  Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.  Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act and will qualify as a foreign private issuer on a date within thirty (30) days prior to filing the Registration Statement.

5.6            Ownership of Exchange Shares.  (i) All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers shall be, upon issuance and delivery of such Exchange Shares, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares to the Sellers, each Seller shall have good and valid title to its portion of such Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Registration Rights Agreement, the Amended Pubco Charter, the provisions of this Agreement and any Liens incurred by the Sellers, and (iii) the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7            Pubco and Merger Sub Activities.  Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8            Finders and Brokers.  Except as set forth on Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.9            Investment Company Act.  Pubco is not an “investment company”, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meanings of the Investment Company Act.

5.10            Information Supplied.  None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference:  (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Sellers or any of their respective Affiliates.

5.11            Independent Investigation.  Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose.  Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto; and (b) none of the Company, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

5.12            Regulation S. The offer and sale of the Exchange Shares pursuant to this Agreement is being made in accordance with Rule 903 of Regulation S promulgated under the Securities Act (“Regulation S”).  Pubco has not engaged in any “direct selling efforts” (within the meaning of Regulation S) in connection with the issuance of the Exchange Shares, and the issuance of the Exchange Shares is being made in an “offshore transaction” (within the meaning of Regulation S) to persons reasonably believed by Pubco to be non-US persons (within the meaning of Regulation S).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Purchaser and Pubco, as of the date hereof and as of the Closing, as follows:

6.1            Organization and Standing.  The Company is a company duly organized, validly existing and in good standing under the Laws of the Dubai International Financial Centre and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Schedule 6.1 lists the jurisdiction of organization of each Target Company. The Company has provided to Purchaser or Purchaser’s counsel accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect.  No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2            Authorization; Binding Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents, the Dubai Companies Law, any other applicable Law and any Contract to which the Company or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3            Capitalization.

(a)            The Company is authorized to issue 175,000,000 Company Shares. The outstanding capital shares of the Company consists of 134,025,678 Company Shares, which are owned legally (registered) and beneficially by the persons set forth on Schedule 6.3(a), and there are no other outstanding equity interests of the Company.  If all holders of the Company Shares as set forth on Schedule 6.3(a) provide executed and accepted Exchange Agreements, after giving effect to the Share Exchange, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws.  All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Dubai Companies Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.  As of the date hereof, the Company holds 9,350,000 shares in treasury.

(b)            No Company Shares are reserved for issuance to officers, directors, employees and consultants of the Company pursuant to any Benefit Plan. The only Company Benefit Plan is the Company Equity Plan.  The Company has furnished to Purchaser a complete and accurate copy of the Company Equity Plan, which Company Equity Plan shall be terminated and cancelled upon the Closing.  Schedule 6.3(b) sets forth the beneficial and record owners of all outstanding Company Options as of the date hereof (including the number of Company Options held), all of which Company Options will be fully satisfied by the Company at or promptly following the Closing (except for such Company Options that are rolled over into equity of Pubco under the Pubco Equity Plan).  Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding.  Other than the Company Equity Plan, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company.  There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests.  Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities.  All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws.  As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and, other than in connection with the Company Equity Plan, no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)            Except as disclosed in the Company Financials or as set forth on Schedule 6.3(c), since January 1, 2018, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4            Subsidiaries.  Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof.  All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents).  There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary.  There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company.  There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company.  No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company.  Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person.  No Target Company is a participant in any joint venture, partnership or similar arrangement.  Except as set forth on Schedule 6.7(d), there are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than another Target Company).

6.5            Governmental Approvals.  Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or any Ancillary Document, (b) pursuant to Antitrust Laws, (c) any consents of the Bermuda Monetary Authority, (d) any filings required with Nasdaq or the SEC with respect to the Transactions, (e) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (f) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

6.6            Non-Contravention.  Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the case of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

6.7            Financial Statements.

(a)            As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2018, December 31, 2017, and December 31, 2016, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, (ii) the Company prepared unaudited financial statements, consisting of the unaudited consolidated balance sheet of the Target Companies as of June 30, 2019 (the “Interim Balance Sheet Date”) and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended, and (iii) when delivered in accordance with Section 7.10(g), the Required Registration Statement Company Financials.  True and correct copies of the Company Financials have been or, in the case of the Required Registration Statement Financials, will be, provided to Purchaser.  The Company Financials (i) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (ii) with respect to the Required Registration Statement Company Financials, when finalized and delivered, will comply in all material respects with the applicable accounting requirements of the Securities Act and the rules and regulations of the SEC adopted thereunder, and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.  No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)            Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.  No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company.  Since January 1, 2018, no Target Company or, to the Knowledge of the Company, any of its officers, directors or employees or other Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)            As of the date hereof, the Target Companies do not have any Indebtedness for more than Five Hundred Thousand U.S. Dollars ($500,000) other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c).  Except as disclosed on Schedule 6.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets or (iv) the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents.

(d)            Except as set forth on Schedule 6.7(d), no Target Company is subject to any Liabilities or obligations (which are required to be reflected on a balance sheet prepared in accordance with IFRS), including any off-balance sheet obligations or any “variable interest entities” (within the meaning of Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) not material to the Target Companies, taken as a whole, and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law) or (iii) incurred in connection with the Transactions.

6.8            Absence of Certain Changes.  Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since January 1, 2019, each Target Company (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2 (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9            Compliance with Laws.  Except as set forth on Schedule 6.9, no Target Company is or has been in material non-compliance with, or in material violation of, nor has any Target Company received, since January 1, 2016, any written or, to the Knowledge of the Company, oral notice of any material non-compliance with, or material violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

6.10            Company Permits.  Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits (not including insurance-related Permits) necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”).  The Company has made available to Purchaser true, correct and complete copies of all material Company Permits (not including insurance-related Permits), all of which material Company Permits are listed on Schedule 6.10.  All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened.  No Target Company is in violation in any material respect of the terms of any material Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

6.11            Litigation.  Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2016); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2016, in either case of (a) or (b) by or against any Target Company, its current or former directors or officers (provided, that any litigation involving the directors or officers of a Target Company must be related to the Target Company’s business), its business, equity securities or assets.  The items listed on Schedule 6.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.  In the past five (5) years, to the Knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12            Material Contracts.

(a)            Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)            contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, other than employee non-solicits entered into in connection with non-disclosure agreements and other Contracts in the ordinary course of business consistent with past practice or (B) to purchase or acquire an interest in any other Person;

(ii)            involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)            involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)            evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $2,000,000;

(v)            involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $2,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)            relates to any merger, amalgamation, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)            by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $2,000,000 per year or $4,000,000 in the aggregate, other than Contracts entered into in the ordinary course of business consistent with past practice;

(viii)            obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $2,000,000, other than Contracts entered into in the ordinary course of business consistent with past practice;

(ix)            is between any Target Company, on the one hand, and any directors, officers or employees of a Target Company or Related Person, on the other hand (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(x)            obligates the Target Companies to make any capital commitment or expenditure in excess of $2,000,000 (including pursuant to any joint venture), other than Contracts entered into in the ordinary course of business consistent with past practice;

(xi)            (A) relates to a material settlement entered into within three (3) years prior to the date of this Agreement, or (B) under which any Target Company has outstanding material obligations (other than customary confidentiality obligations);

(xii)            provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xiii)            will be required to be filed as an exhibit to the Registration Statement under applicable SEC requirements.

(b)            Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract:  (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect, in any material respect, the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; and (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect.

6.13            Intellectual Property.

(a)            Schedule 6.13(a)(i) sets forth:  (i) all material Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, if applicable:  (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company.  Schedule 6.13(a)(ii) sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $500,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any.  Each Target Company owns, free and clear of all Liens (other than Permitted Liens), to the Knowledge of the Company has valid and enforceable rights in, and has the unrestricted right to use all Company Registered IP consistent with the current conduct of the business of the Target Company.  Except as set forth on Schedule 6.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b)            To the Knowledge of the Company, and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(c)            All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(d)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole:  (i) no Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies; (ii) no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor; (iii) there are no Orders to which any Target Company is a party (or is bound and of which the Target Company has actual notice) that (A) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (B) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (C) grant any third Person any right with respect to any Intellectual Property owned by a Target Company; (iv) to the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or otherwise in connection with the conduct of the respective businesses of the Target Companies; and (v) to the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”).

(e)            All employees and independent contractors of a Target Company who are or were substantially involved in or have substantially contributed to the invention, creation or development of any Intellectual Property used in connection with the conduct of the respective businesses of the Target Companies have assigned to the Target Companies all material Intellectual Property arising from the services performed for a Target Company by such Persons.  Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)            To the Knowledge of the Company, no Person has obtained unauthorized access to material third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, in each case, in the past three (3) years.  Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, the operation of the business of the Target Companies has not and does not in any respect violate any right to privacy or publicity of any third person.

6.14            Taxes and Returns.  Except as set forth on Schedule 6.14:

(a)            Since January 1, 2016, each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)            There is no current or pending Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)            No Target Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending.  There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)            There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)            Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)            No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)            No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)            No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i)            No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected or reserved on or provided for in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes).  No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(j)            No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)            No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15            Real Property.  Schedule 6.15 contains a complete and accurate list of (i) all material real property and interests in real property owned in fee by a Target Company (collectively, the “Company Owned Properties”), and (ii) all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “Company Leased Properties” and together with the Company Owned Properties, the “Company Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”).  The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases.  The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.  To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition.  The Target Companies have good and marketable fee title to all Company Owned Properties, free and clear of all Liens, except for Permitted Liens.  All of the Company Real Properties and buildings, fixtures and improvements thereon (i) to the Knowledge of the Company, (A) are in reasonable operating condition without material structural defects, and all material mechanical and other systems located thereon are in reasonable operating condition, and (B) no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses.  None of the material improvements located on the Company Real Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  With respect to the Company Real Properties: (i) there are no pending or, to the Knowledge of the Company, threatened material condemnation or eminent domain Actions relating to any Company Real Property, and the Company has not received any notice of the intention of any Governmental Authority or other Person to take or use all or any material part thereof; (ii) there are no pending or, to the Knowledge of the Company, threatened material Actions relating to boundary lines, ingress and egress, adverse possession or similar issues; (iii) except as are not and would not reasonably be expect to be, individually or in the aggregate, material to the Target Companies, the existing buildings and improvements located on the Company Real Properties are located entirely within the boundary lines of such Company Real Property or on permanent easements on adjoining land benefiting such Company Real Property and may lawfully be used under applicable zoning and land use laws for the purposes for which they are presently being used; and (iv) the Company Real Properties are in compliance in all material respects with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Company Real Property.

6.16            Title to and Sufficiency of Assets.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (i) Permitted Liens, (ii) the rights of lessors under leasehold interests, (iii) Liens specifically identified on the Interim Balance Sheet and (iv) Liens set forth on Schedule 6.16.  The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Companies as currently conducted

6.17            Employee Matters.

(a)            Except as set forth in Schedule 6.17(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees.  There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.  Schedule 6.17(a) sets forth all material unresolved labor controversies (including unresolved material grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

(b)            Except as set forth in Schedule 6.17(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).  There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)            The information set forth on Schedule 6.17(c) regarding the employees of the Target Companies is accurate and complete.  Except as set forth on Schedule 6.17(c), the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.  Except as set forth in Schedule 6.17(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company, except where failure to enter into such agreement has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies.  For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company.

6.18            Benefit Plans.

(a)            Set forth on Schedule 6.18(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”).  No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)            With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of:  (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto; and (v) no Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)            To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e)            Other than pursuant to the Company Equity Plan, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f)            Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g)            All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any material Liability to any Target Company, Pubco, Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

6.19            Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, or as set forth in Schedule 6.19:

(a)            Each Target Company is and has been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)            No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material.  No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)            No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.  There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(d)            No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws.

(e)            The Company has provided to Purchaser all environmental site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company that are in a Target Company’s possession and have been prepared in the last five years.

6.20            Transactions with Related Persons.  Except (i) for payment of salary for services rendered in the ordinary course of business consistent with past practice, (ii) for reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made in the ordinary course of business consistent with past practice, (iv) with respect to any Person’s ownership of share capital or other securities of the Company or any of its Subsidiaries or such Person’s employment with the Company or any of its Subsidiaries, (v) as described in the Company Financials delivered on or prior to the date of this Agreement, or (vi) as set forth on Schedule 6.20, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any material transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring material payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company).  Except as set forth on Schedule 6.20, no Related Person owns any material real property or Personal Property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company.  The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation to any Related Person.

6.21            Insurance Company Matters.

(a)            Each Target Company that is engaged in the business of insurance and subject to regulation by a Governmental Authority in connection therewith is set forth on Schedule 6.21(a) (each, a “Target Insurer”).

(b)            Each Target Insurer holds all material Permits which are necessary for the conduct or operation of its business as an insurance company (“Insurance Authorizations”).  Each Target Insurer is in compliance in all material respects with the terms of such Insurance Authorizations and all applicable insurance Laws and other Laws relating to the conduct or operation of an insurance company (“Insurance Laws”).  To the Knowledge of the Company, no event has occurred since January 1, 2016 that reasonably would be expected to constitute a material default or material violation of any Insurance Authorizations.  All of the material Insurance Authorizations are in full force and effect, and there are no Actions pending or, to the Knowledge of the Company, threatened that assert any material violation of any Insurance Authorizations or Insurance Laws or seek revocation, cancellation, suspension, limitation or adverse modification of any Insurance Authorizations and no written or, to the Knowledge of the Company, oral notice has been received by any Target Company that a Target Insurer is not in material compliance with, or has materially violated, any Insurance Authorizations or Insurance Laws or imposing any condition, limitation, modification, cancellation or termination of any Insurance Authorizations. Each Target Insurer transacts the businesses of insurance and reinsurance only in those jurisdictions where it is authorized by the Laws of the relevant jurisdiction or where such authorization is not required.

(c)            Each Target Insurer has adopted and implemented, in accordance with local law and practice, policies, procedures, trainings and programs reasonably designed to ensure that their respective directors, officers or employees are in material compliance with all applicable Insurance Laws.

(d)            Each Target Insurer has filed all material reports, statements, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 2018 and no material deficiencies have been asserted in writing by any Governmental Authority since January 1, 2018 with respect to any such reports, statements, registrations, filings and submissions that have not been cured or otherwise resolved or are no longer being pursued by such Governmental Authority.  No Target Insurer is subject to a pending or, to the Knowledge of the Company, threatened financial or market conduct examination or investigation by any Governmental Authority.  Since January 1, 2018, no material fine or penalty has been imposed on any Target Insurer by any Governmental Authority.

(e)            Each Target Insurer has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Governmental Authority of the jurisdiction in which it is domiciled and which is required by any Governmental Authority on forms prescribed and permitted by such authority (the foregoing, collectively, “Target Insurer Financials”). The Company has provided to Purchaser true and complete copies of (i) all such Target Insurer Financials as filed with a Governmental Authority for each Target Insurer for the periods beginning January 1, 2018, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable Governmental Authority, and (ii) all examination reports of any Governmental Authority received by a Target Insurer on or after January 1, 2018 in connection with any Target Insurer Financials. Each of the Target Insurer Financials, including the notes thereto, was prepared in conformity with accounting practices prescribed or permitted by the applicable Governmental Authority, in each case, consistently applied for the periods covered thereby and present fairly financial position of the relevant Target Insurer as at the respective dates thereof in the operation of such Target Insurer for the respective periods then ended.  All such Target Insurer Financials complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted in writing by any Governmental Authority with respect to any Target Insurer Financials.

(f)            All policies, binders, slips, certificates and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Target Insurer and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and rates approved by the Governmental Authority of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such Governmental Authority within the period provided for objection.

6.22            Business Insurance.

(a)            Schedule 6.22(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) in favor of a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser.  All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing.  To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies.  No Target Company has any self-insurance or co-insurance programs.

(b)            Schedule 6.22(b) identifies each individual insurance claim in excess of $500,000 made by a Target Company (as beneficiary) since January 1, 2018.  Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies.  To the Knowledge of the Company, except as set forth on Schedule 6.22(b), no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.  No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23            Top Customers and Vendors.  Schedule 6.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2018 and (b) the period from January 1, 2019 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies, including insurance brokers (the “Top Customers”) and the ten largest vendors of goods or services to the Target Companies, including reinsurers (the “Top Vendors”), along with the amounts of such dollar volumes.  No Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or has notified the Company in writing that it intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop or materially decrease, limit, or modify its material relationships with a Target Company other than in the ordinary course of business, and (iii) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer.

6.24            Certain Business Practices.

(a)            In the last five (5) years, no Target Company, nor any of their respective Representatives acting on their behalf, has in material violation of applicable Law (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or any other local or foreign anti-corruption or bribery Law or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)            The operations of each Target Company are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)            No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country targeted under comprehensive sanctions by OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

6.25            Investment Company Act.  No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

6.26            Finders and Brokers.  Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27            Information Supplied.  None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference:  (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the  transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, Merger Sub, Purchaser or their respective Affiliates.

6.28            Independent Investigation.  The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose.  The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

ARTICLE VII
COVENANTS

7.1            Access and Information.

(a)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 7.12, upon reasonable advance written notice from Purchaser, the Company, Pubco and Merger Sub will provide, and use their commercially reasonable efforts to cause its Representatives to provide, Purchaser and its Representatives reasonable access, at Purchaser’s expense, during normal business hours, under the supervision of personnel of the Company or its Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the business of the Target Companies, to (a) such materials and information about the Target Companies, Pubco or Merger Sub as Purchaser may reasonably request, and (b) specified members of management of the Target Companies, Pubco or Merger Sub as Purchaser and the Company may reasonably agree.  Notwithstanding the foregoing, the Company, Pubco and Merger Sub will not be required to disclose any information to Purchaser or its Representatives if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Law, or (iii) violate any confidentiality restrictions to which such information is subject.

(b)            During the Interim Period, subject to Section 7.12, upon reasonable advance written notice from the Company, Purchaser will provide, and use its commercially reasonable efforts to cause its Representatives to provide, the Company and its Representatives reasonable access, at the Company’s expense, during normal business hours, under the supervision of personnel of Purchaser or its Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the business of Purchaser, to (a) such materials and information about Purchaser as the Company may reasonably request, and (b) specified members of management of Purchaser as the Company and Purchaser may reasonably agree.  Notwithstanding the foregoing, Purchaser will not be required to disclose any information to the Company or its Representatives if such disclosure would be reasonably likely to (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Law.

7.2            Conduct of Business of the Company, Pubco and Merger Sub.

(a)            Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed (provided, that if such consent is neither granted nor denied within three (3) Business Days following Purchaser’s receipt of a written request from the Company (which request will be sent by email in addition to any other method permitted by Section 12.1), such consent shall be deemed to have been given)), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.2, the Company, Pubco and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) comply in all material respects with all Laws applicable to the Target Companies, Pubco and Merger Sub and their respective businesses, assets and employees.

(b)            Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed (provided, that if such consent is neither granted nor denied within three (3) Business Days following Purchaser’s receipt of a written request from the Company (which request will be sent by email in addition to any other method permitted by Section 12.1), such consent shall be deemed to have been given)), none of the Company, Pubco or Merger Sub shall, and each shall cause its Subsidiaries to not:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents except to the extent required by applicable Law;

(ii)            authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except, in each case, for (A) the issuance of securities by new Subsidiaries in connection with the creation of such Subsidiary, or (B) the issuance or award of phantom equity in connection with employee compensation in the ordinary course of business consistent with past practice that is approved by the Company’s board of directors and the obligations for which will be satisfied in full by the Company at the Closing, unless such phantom equity is rolled over into equity of Pubco to be granted under the Pubco Equity Plan, or (C) award or allocate equity securities under the Pubco Equity Plan which awards become effective following the Closing, including rollover of phantom equity for securities under the Pubco Equity Plan;

(iii)            split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for dividends declared and paid in the ordinary course of business consistent with past practice, except any split, combination, recapitalization, reclassification or any other alteration to the share capital of Pubco for the purpose of giving effect to the Transactions;

(iv)            except in the ordinary course of business consistent with past practice, (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) unless Purchaser is notified of such incurrence at least three (3) Business Days in advance thereof, (B) make a loan or advance to or investment in any third party in excess of $1,000,000 individually or $2,000,000 in the aggregate (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person (other than any Target Company), in any such case in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(v)            make or rescind any material election relating to Taxes (other than elections made in the ordinary course of business) that, individually or in the aggregate, would be reasonably likely to materially adversely affect the tax liability of the Target Companies, taken as a whole, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended Tax Return or claim for refund in a manner inconsistent with past practice, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vi)            transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, material Company Licensed IP or other material Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(vii)            terminate, or waive or assign any material right under, any Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(viii)            enter into any business other than the insurance or reinsurance business or businesses complementary, ancillary or reasonably related thereto, including reasonable extensions thereof;

(ix)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)            fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)            revalue any of its material assets or make any material change in accounting methods, principles or practices in an amount or which has an effect of more than $2,000,000 in the aggregate, unless both (A) required to comply with IFRS and after consulting with such Party’s outside auditors and (B) Purchaser is notified of such action at least three (3) Business Days in advance thereof;

(xii)            close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities unless both (A) in the view of the board of directors of the Company, such action is in the best interests of the Company and (B) Purchaser is notified at least three (3) Business Days in advance of such action;

(xiii)            acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice, except for any acquisition for aggregate consideration of less than $10,000,000;

(xiv)            make capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate), other than in connection with establishing a new Target Company Subsidiary;

(xv)            adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (except to the extent permitted by clause (xiii) above);

(xvi)            other than the Company Transaction Expenses, voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or in the ordinary course of business consistent with past practice (except as permitted by Section 7.2(b)(iv));

(xvii)            sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than any sale, lease, license, transfer, exchange or swap in the ordinary course of business consistent with past practice;

(xviii)            enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or Merger Sub;

(xix)            take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx)            enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice); or

(xxi)            authorize or agree to do any of the foregoing actions.

(c)            Without limiting Sections 7.2(a) and 7.2(b), during the Interim Period, without the prior written consent of Purchaser, the Company shall not issue any Company Securities (other than phantom equity issued in the ordinary course of business in connection with employee compensation that is approved by the Company’s board of directors and the obligations for which will be satisfied in full by the Company at the Closing unless such phantom equity is rolled over into equity of Pubco to be granted under the Pubco Equity Plan); provided, that, notwithstanding the foregoing, but subject to Section 7.2(b)(xx), the Company may issue or sell Company Securities so long as the purchaser or acquirer of such Company Securities enters into an Exchange Agreement (and will be deemed a Minority Seller in accordance with Annex I), and if such purchaser or acquirer will own more than ten percent (10%) of the issued and outstanding shares of the Company after such acquisition, such purchaser or acquirer also enters into a Lock-Up Agreement in form and substance substantially similar to the Lock-Up Agreement entered into by the Sellers other than Wasef.

7.3            Conduct of Business of Purchaser.

(a)            Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed (provided, that if such consent is neither granted nor denied within three (3) Business Days following the Company’s receipt of a written request from Purchaser (which request will be sent by email in addition to any other method permitted by Section 12.1), such consent shall be deemed to have been given)), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 7.3, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, and (ii) comply in all material respects with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees.  Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)            Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by the Commitment Agreements) or as set forth on Schedule 7.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed (provided, that if such consent is neither granted nor denied within three (3) Business Days following the Company’s receipt of a written request from Purchaser (which request will be sent by email in addition to any other method permitted by Section 12.1), such consent shall be deemed to have been given)), Purchaser shall not, and shall cause its Subsidiaries to not:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents, or any of the terms of the outstanding Purchaser Warrants, except to the extent required by applicable Law;

(ii)            authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including any Purchaser Preferred Stock, whether pursuant to a Commitment Agreement or otherwise) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)            split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)            incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v)            make or rescind any material election relating to Taxes (other than elections made in the ordinary course of business) that, individually or in the aggregate, would be reasonably likely to materially adversely affect the tax liability of Purchaser and its Subsidiaries, taken as a whole, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended Tax Return or claim for refund in a manner inconsistent with past practice, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi)            amend, waive, terminate or otherwise change (x) the Trust Agreement in any manner adverse to Purchaser, the Company or Pubco (y) the Warrant Purchase Agreement in any manner adverse to Purchaser, the Company or Pubco or (z) the Insider Letter;

(vii)            terminate, waive or assign any material right under any Purchaser Material Contract;

(viii)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)            establish any non-wholly owned Subsidiary or enter into any new line of business;

(x)            fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as substantially similar to that which is currently in effect;

(xi)            revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Purchaser’s outside auditors;

(xii)            waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;

(xiii)            acquire, including by merger, amalgamation, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)            make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)            adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)            voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii)            sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)            enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)            take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)            authorize or agree to do any of the foregoing actions.

7.4            Purchaser Public Filings.  During the Interim Period, Purchaser will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Purchaser with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”).  All such Additional SEC Reports (including any financial statements or schedules included therein) shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Additional SEC Reports. The Additional SEC Reports (including any financial statements or schedules included therein) will not, at the time they are filed or subsequently amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.  Any Additional SEC Reports which discuss or refer to this Agreement or the transactions contemplated hereby shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, Purchaser shall not be in breach of this Section 7.4 or any other provision of this Agreement with respect to information in any Additional SEC Report that is supplied by or on behalf of the Company, Pubco, Merger Sub or any Seller or any of their respective Affiliates.  During the Interim Period, Purchaser shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Common Shares and the Pubco Public Warrants.

7.5            No Solicitation.

(a)            For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or substantially all of the business or assets of the Target Companies, taken as a whole (other than in the ordinary course of business consistent with past practice), or (y) a majority of the voting power or economic interests of the outstanding equity interests of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b)            During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)            Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof (if in writing) or a written summary thereof (if oral)) and the identity of the party making such inquiry, proposal, offer or request for information.  Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information.  During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.6            No Trading.  The Company, Pubco and Merger Sub each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company.  The Company, Pubco and Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.7            Notification of Certain Matters.  During the Interim Period, each Party shall give notice to the other Parties as promptly as practicable if such Party or its Affiliates:  (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) that the consummation of the Transactions by such Party or its Affiliates would violate applicable Law in a material respect; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement.  No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.8            Efforts.

(a)            Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)            As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement.  Each of Purchaser and the Company shall give prompt written notice to each other if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish to each other a copy of such Governmental Authority notice.  If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby prior to the Closing, each of Purchaser and the Company shall, if requested by such Governmental Authority or by the other Party, arrange for its Representatives to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c)            Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(d)            With respect to Pubco, during the Interim Period, the Company, Pubco and Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

7.9            Further Assurances.  The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.10            The Registration Statement.

(a)            As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Special Meeting and providing the Public Stockholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Common Stock in accordance with Purchaser’s Organizational Documents, the Delaware Act and the rules and regulations of the SEC and Nasdaq, and (B) such other matters as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) and (B), collectively, the “Stockholder Approval Matters”), and (C) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b)            In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Delaware Act and the rules and regulations of the SEC and Nasdaq.  Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC and shall give due consideration to comments provided by the Company (and its counsel).  Neither the Registration Statement nor the Proxy Statement, nor any amendment or supplement to the Registration Statement or the Proxy Statement, shall be filed without the approval (not to be unreasonably withheld, delayed or conditioned) of both Purchaser and the Company.  The Company shall provide Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c)            Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption.  Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC.  Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.  Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d)            Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to (i) “clear” comments from the SEC, (ii) cause the Registration Statement to become effective and (iii) keep the Registration Statement effective for as long as necessary to consummate the transactions contemplated hereby.  Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or oral responses to such comments.  Purchaser and Pubco shall not file any comment response letters with the SEC without the approval (not to be unreasonably withheld, delayed or conditioned) of both Purchaser and the Company.

(e)            As soon as practicable after the SEC declares the Registration Statement effective, Purchaser and Pubco shall distribute the Proxy Statement contained in the Registration Statement to Purchaser’s stockholders and, pursuant thereto, shall duly call, give notice of, convene and hold (subject to the last sentence of this Section 7.10(e)) the Special Meeting in accordance with the Delaware Act for a date no later than thirty (30) days following the date on which the SEC declared the Registration Statement effective and shall solicit proxies from the holders of Purchaser securities to vote in favor of the Stockholder Approval Matters.  Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Common Stock vote in favor of the adoption of this Agreement and the approval of the Transactions, and shall otherwise use its best efforts to obtain the Required Shareholder Approval.  Purchaser shall provide the Company with (i) updates with respect to the tabulated vote counts received by Purchaser, (ii) the right to demand postponement or adjournment of the Special Meeting if, based on the tabulated vote count, Purchaser will not receive the required approval of its stockholders to adopt this Agreement and approve the transactions contemplated hereby and the other Stockholder Approval Matters, and (iii) the right to review and comment on all communication sent to Purchaser’s stockholders, holders of Purchaser Warrants and/or proxy solicitation firms.  Neither Purchaser’s board of directors nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), Purchaser board’s recommendation that Purchaser’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Alternative Transaction, (vi) fail to re-affirm the aforementioned Purchaser board recommendation at the written request of the Company within five (5) Business Days of such request or (vii) resolve or agree in writing to do any of the foregoing (any of the actions listed in sub-clauses (i) through (vii) of this sentence, a “Change of Recommendation”).  If on the date for which the Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Meeting, and shall hold the Special Meeting as soon as reasonably practicable upon Purchaser’s determination that it has received a sufficient number of Purchaser Securities to obtain the Required Shareholder Approval.

(f)            Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s and Pubco’s Organizational Documents, respectively, and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

(g)            As promptly as practicable after the date the hereof, the Company shall provide to Purchaser and Pubco (collectively, the “Required Registration Statement Company Financials”): (i) consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2018, December 31, 2017, and December 31, 2016, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, and (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2019 (or if required to be provided by applicable Law or the rules or practices of the SEC as of the date of the initial filing of the Registration Statement with the SEC in order for the SEC to accept and review such filing, September 30, 2019) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months (or if applicable, nine (9) months) then ended.

7.11            Public Announcements.

(a)            The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)            The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”).  Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement).  The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”).  Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which each of Seller Representative and Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.  In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

(c)            With respect to Purchaser’s periodic filings with the SEC (excluding for the avoidance of doubt, the Proxy Statement), to the extent Purchaser receives any written comments (or other comments, which the failure to include would reasonably be expected to material delay the filing of the Registration Statement) from the SEC on any documents it has submitted, furnished or filed with the SEC following the date hereof through the Closing Date, or any written request (or other request, with which the failure to comply would reasonably be expected to materially delay the filing of the Registration Statement) by the SEC for amendments or supplements to any such documents, Purchaser shall notify the Company as promptly as practicable of the receipt of such comments or request, shall promptly supply the Company with copies of all written correspondence received from the SEC with respect to the foregoing, and shall use commercially reasonable efforts, after  consultation with the Company, to resolve all such requests or comments as promptly as reasonably practicable, and shall share with the Company drafts of all written responses to SEC comments prior to submitting them to the SEC.

7.12            Confidential Information.

(a)            The Company, Pubco and Merger Sub agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.12(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.12(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information.  In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Pubco, the Company and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco, the Company and their respective Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws.

(b)            Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination,  becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.12(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.12(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information.  In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.  Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

7.13            Post-Closing Board of Directors.  The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals.  Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (a) the two (2) persons that are designated by Purchaser prior to the Closing (the “Purchaser Directors”), at least one of whom shall qualify as an independent director under Nasdaq rules and (b) the five (5) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules.  Pursuant to the Amended Pubco Charter as in effect as of the Closing, the Post-Closing Pubco Board will be a classified board with three classes of directors, with (i) one class of directors (the “Class I Directors”), initially serving a one (1) year term, such term effective from the Closing until Pubco’s 2021 annual shareholder meeting (but any subsequent Class I Directors serving a three (3) year term), (ii) a second class of directors (the “Class II Directors”), initially serving a two (2) year term, such term effective from the Closing until Pubco’s 2022 annual shareholder meeting (but any subsequent Class II Directors serving a three (3) year term), and (iii) a third class of directors (the “Class III Directors”), initially serving a three (3) year term, such term effective from the Closing until Pubco’s 2023 annual shareholder meeting. The Purchaser Directors shall consist of one (1) Class II Director and one (1) Class III Director. As of the Closing, the chairman of the Post-Closing Pubco Board shall be Wasef Jabsheh or a director designated by him. At or prior to the Closing, Pubco will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director.

7.14            Indemnification of Directors and Officers; Tail Insurance.

(a)            The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser (the “D&O Indemnified Persons”) as provided in Purchaser’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.  For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser to the extent permitted by applicable Law.  The provisions of this Section 7.14 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)            For the benefit of Purchaser’s directors and officers, Purchaser, in coordination with Pubco and the Company, shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance; provided, however, that in no event shall Pubco or Purchaser be required to expend for such policies premium amounts in excess of 250% of the premium currently paid by Purchaser for such insurance, and if the annual premiums of such insurance coverage exceed such amount, Purchaser shall be permitted to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, that Purchaser may obtain a policy with a premium higher than 250% of the current premium if Sponsor, at its sole election, pays the portion of the premium above 250%.

7.15            Trust Account Proceeds.  The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment shall first be used to pay (i) the amounts required for the Cash Consideration, (ii) Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO and (iii) any loans owed by Purchaser to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser or Extension Expenses.  Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing.  Any remaining cash will be distributed to a Target Company and used for working capital and general corporate purposes.

7.16            Commitment Agreements.  Purchaser shall use its reasonable best efforts to satisfy the conditions of the investors closing obligations contained in the Commitment Agreements and the Warrant Purchase Agreement, and consummate the transactions contemplated thereby.  Purchaser shall not terminate, amend or waive in any manner adverse to the Company or Pubco, the Commitment Agreements or the Warrant Purchase Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned) and Purchaser shall, except with the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned with respect to any Commitment Agreement if the condition set forth in Section 9.2(d) will otherwise be satisfied without the closing under such Commitment Agreement), use its best efforts to enforce each of the Commitment Agreements or Warrant Purchase Agreement in accordance with its terms.  In the event that there is an actual or threatened material breach or default by an investor under Commitment Agreement, or Purchaser reasonably believes in good faith that such investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such investor’s closing obligations thereunder, then notwithstanding anything to the contrary herein, except with the Company’s prior written consent, or if Purchaser has evidence reasonably satisfactory to the Company that the condition set forth in Section 9.2(d) will otherwise be satisfied based on the deadline for the Redemption having passed, Purchaser shall be required to use its reasonable best efforts to enter into and consummate replacement agreements for the PIPE Investment, which agreements shall become Commitment Agreements for purposes of this Agreement and included as part of the PIPE Investment, and Pubco and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with Purchaser and its Representatives in connection with such replacement PIPE Investment and use their respective commercially reasonable efforts to cause such replacement PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser); provided, that if the terms of such replacement Commitment Agreement are adverse to Purchaser, Pubco or the Company as compared to the Commitment Agreement that it replaced, including without limitation as to conditionality and amount, Purchaser may not enter into such replacement Commitment Agreement without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

7.17            Exchange Agreements.  The Company shall use its commercially reasonable efforts to deliver to Purchaser and the Purchaser Representative an Exchange Agreement for each shareholder of the Company that did not execute and deliver an Exchange Agreement simultaneously with the execution and delivery of this Agreement, completed and duly executed by such shareholder, the Company, Pubco (upon its formation) and the Seller Representative; provided, that notwithstanding anything to the contrary, nothing herein shall obligate the Company to obtain, and the Closing shall not be conditioned on the Company’s obtaining of, executed Exchange Agreements from 100% of the Company’s shareholders.

7.18            Delisting and Deregistration.  The Parties shall take all actions necessary or reasonably requested another Party to cause the Purchaser Units, Purchaser Common Stock and Purchaser Warrants to be delisted from Nasdaq (or be succeeded by the Pubco Securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Closing Date or as soon as practicable thereafter.

7.19            Pubco Listing.  Purchaser and Pubco shall use commercially reasonable efforts to cause the Pubco Common Shares to be approved for listing on Nasdaq by no later than the Closing Date, and to remain listed as a public company on Nasdaq through the Closing Date, including by using commercially reasonable efforts to ensure that Pubco has at least three hundred (300) round-lot holders of its Pubco Common Shares (in each case, at least fifty percent (50%) of which hold unrestricted securities with a value of at least Two-Thousand Five Hundred U.S. Dollars ($2,500)).

7.20            Employment Agreements. The Company and Pubco will use their commercially reasonable efforts to cause the senior management of the Target Companies, as identified on Schedule 7.20 hereof, to enter into new employment agreements with Pubco or a Target Company on commercially reasonable terms.

7.21            Pubco Equity Plan.  In connection with the Transactions, Pubco shall adopt a new Equity Incentive Plan in a form to be agreed upon prior to the Closing by Purchaser and the Company, each acting reasonably and in good faith, based on the form attached as Exhibit E hereto (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Common Shares equal to ten percent (10%) of the aggregate number of Pubco Common Shares issued and outstanding immediately after the Closing.

ARTICLE VIII
SURVIVAL

8.1            Survival. The representations and warranties of the Company, Pubco, Merger Sub and Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of any of them pursuant to this Agreement shall not survive the Closing, and from and after the Closing, Pubco, the Company, Merger Sub, Purchaser, the Purchaser Representative, the Seller Representative and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Pubco, Merger Sub, Purchaser, the Purchaser Representative, the Seller Representative or their respective Representatives with respect thereto.  The covenants and agreements made by the Company, Pubco, Merger Sub, Purchaser, the Purchaser Representative and/or the Seller Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE IX
CLOSING CONDITIONS

9.1            Conditions to Each Party’s Obligations.  The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)            Required Shareholder Approval.  The Stockholder Approval Matters that are submitted to the vote of the stockholders of Purchaser entitled to vote thereon at the Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of Purchaser entitled to vote thereon at the Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b)            Requisite Regulatory Approvals.  All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement and listed on Schedule 9.1(b) shall have been obtained or made.

(c)            No Law or Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d)            No Litigation.  There shall not be any pending Action brought by a Governmental Authority seeking to enjoin the consummation of the Transactions.

(e)            Net Tangible Assets Test.  Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(f)            Appointment to the Board.  The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 7.13.

(g)            Pubco Charter Amendment.  At or prior to the Closing, the shareholder or shareholders of Pubco shall have adopted the amended and restated bye-laws of Pubco in a form to be agreed upon prior to the Closing by Purchaser and the Company, each acting reasonably and in good faith, based on the form attached as Exhibit F hereto (the “Amended Pubco Charter”).

(h)            Foreign Private Issuer Status.  Each of the Company and Purchaser shall have received reasonably satisfactory evidence that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(i)            Registration Statement.  The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(j)            Nasdaq Listing.  The Pubco Common Shares shall be approved for listing on Nasdaq, subject only to notice of issuance.

9.2            Conditions to Obligations of the Company, Pubco and Merger Sub.  In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a)            Representations and Warranties.  All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b)            Agreements and Covenants.  Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)            No Purchaser Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d)            Minimum Cash Condition.  As of the Closing, after giving effect to the completion of the Redemption, but without giving effect to the payment of Purchaser’s Expenses, any liabilities described in clause (iii) of Section 7.15 or any other liabilities incurred in the ordinary course of business or in accordance with this Agreement or the Ancillary Documents, Purchaser shall have at least One Hundred Million U.S. Dollars ($100,000,000) in the aggregate in cash and cash equivalents, including funds in the Trust Account and any proceeds from any of the Commitment Agreements or other PIPE Investment.

(e)            Sponsor Share Letter.  The Sponsor Share Letter shall be in full force and effect in accordance with the terms thereof as of the Closing, and the Sponsor shall have made the transfers of the Purchaser Private Warrants and Founder Shares required thereunder.

(f)            Closing Deliveries.

(i)            Officer Certificate.  Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to Purchaser.

(ii)            Secretary Certificate.  Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Purchaser’s board of directors authorizing (where required) and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii)            Good Standing.  Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)            Registration Rights Agreement.  The Company and Pubco shall have received a copy of a Registration Rights Agreement, by and among Pubco, the Purchaser Representative and the Sellers in substantially the form attached as Exhibit G hereto (the “Registration Rights Agreement), duly executed by the Purchaser Representative.

(v)            Founder Registration Rights Agreement Amendment.  The Company and Pubco shall have received a copy of an Amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in substantially the form attached as Exhibit H hereto (the “Founder Registration Rights Agreement Amendment”), duly executed by Purchaser and the holders of a majority of the “Registrable Securities” thereunder.

(vi)            Escrow Agreement.  The Company and Pubco shall have received a copy of the Escrow Agreement, duly executed by the Purchaser Representative and the Escrow Agent.

(g)            Resignations.  All of the officers and directors of Purchaser shall have resigned from all of their positions at Purchaser prior to or effective upon the Closing.

(h)            Trust Funds.  Purchaser shall have made appropriate arrangements to have the funds in the Trust Account paid in accordance with Section 7.15.

(i)            Transaction Consideration.  The Sellers shall have received reasonable evidence of the payment of the Cash Consideration specified herein and a copy of irrevocable instructions of Pubco (or the Purchaser Representative on its behalf) to the transfer agent to issue the Exchange Shares (including Escrow Shares) specified herein.

9.3            Conditions to Obligations of Purchaser.  In addition to the conditions specified in Section 9.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)            Representations and Warranties.  All of the representations and warranties of the Company, Pubco and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco or Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement (or with respect to Pubco and Merger Sub, as of the date of their joinder to this Agreement) and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Pubco and the Target Companies, taken as a whole.

(b)            Agreements and Covenants.  The Company, Pubco and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)            No Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to Pubco and the Target Companies, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d)            Non-Competition Agreement and Lock-Up Agreements.  The Non-Competition Agreement and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)            Closing Deliveries.

(i)            Officer Certificate.  Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c).  Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii)            Secretary Certificates.  The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and, with respect to Pubco, shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii)            Good Standing.  The Company shall have delivered to Purchaser a good standing certificate (or similar documents applicable for such jurisdiction) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization to the extent that good standing certificates or similar documents are generally available in such jurisdiction.  Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)            Exchange Agreements.  Purchaser shall have received duly completed and executed Exchange Agreements from Company shareholders holding at least ninety percent (90%) of the issued and outstanding Company Shares, duly executed by the Company and the Seller Representative and, upon execution of a joinder thereto, Pubco, and otherwise in form and substance reasonably acceptable to Purchaser, and the transactions contemplated thereby shall have been consummated simultaneously with the Closing.

(v)            Registration Rights Agreement.  Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by Pubco and the Sellers;

(vi)            Founder Registration Rights Agreement Amendment.  Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

(vii)            Escrow Agreement.  Purchaser shall have received a copy of the Escrow Agreement, duly executed by Pubco, the Seller Representative and the Escrow Agent.

(viii)            Termination of Company Convertible Securities.  Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated and fully satisfied as of the Closing, without any continuing Liability therefor.

(ix)            Share Certificates and Transfer Instruments.  Purchaser shall have received copies of each Seller Company Certificate and other instruments or documents representing the Purchased Shares (or affidavits of lost certificate), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

9.4            Frustration of Conditions.  Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X
TERMINATION AND EXPENSES

10.1            Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)            by mutual written consent of Purchaser and the Company;

(b)            by written notice by Purchaser or the Company if the Closing shall not have occurred by March 15, 2020 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shorter of (i) three (3) additional months and (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)            by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)            by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco or Merger Sub is in material uncured breach of this Agreement;

(e)            by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f)            by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on Pubco and the Target Companies, taken as a whole, following the date of this Agreement which is uncured and continuing;

(g)            by written notice by either Purchaser or the Company to the other if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s stockholders have duly voted, and the Required Shareholder Approval was not obtained; or

(h)            by the Company if Purchaser makes any Change of Recommendation.

10.2            Effect of Termination.  This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made.  In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.11, 7.12, 10.3, Article XI, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1).  Without limiting the foregoing, and except as provided in Section 10.3 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3            Fees and Expenses.  Subject to Section 11.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.  As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.  With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

ARTICLE XI
WAIVERS AND RELEASES

11.1            Waiver of Claims Against Trust.  Reference is made to the IPO Prospectus.  The Company, Pubco and Merger Sub hereby represent and warrant that they have read the IPO Prospectus and understand that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock (or Pubco Common Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO (or prior to any other deadline to consummate a Business Combination established pursuant to an amendment to Purchaser’s Organizational Documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination.  For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”).  Each of the Company, Pubco and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates).  The Company, Pubco and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law.  To the extent that the Company, Pubco, Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.  Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to any of Section 10.1(b) (but only if the transactions contemplated hereby have failed to close by the Outside Date because of Purchaser’s breach of an obligation herein), 10.1(d) or 10.1(h)), and Purchaser completes a Business Combination with another company, the Company shall not be prohibited by this Section 11.1 from filing and pursuing a claim for damages in connection with this Agreement or the transactions contemplated herein following consummation by Purchaser of an alternative Business Combination, in each case against Purchaser or any other entity that is party to such alternative Business Combination or any Affiliate thereof; provided, that no such claims shall be made against Public Stockholders with respect to funds from the Trust Account that were distributed to them.  Furthermore, in the event of any such termination of this Agreement under such provisions, Purchaser shall not execute any definitive agreement related to such alternative Business Combination that (i) attempts to prevent the Company from so filing or pursuing any such claim, or (ii) permits the entity that survives such combination to not assume Purchaser’s obligation for damages in connection with this Agreement and the transactions contemplated herein.  This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

11.2            No Recourse.  Except as expressly set forth in this Agreement, and other than in the case of fraud or willful and intentional breach of this Agreement, notwithstanding any rights of a Party at law or in equity, in the event of any default or breach by another Party under this Agreement, such Party’s remedies shall be restricted to enforcement of its rights against the property and assets of (i) the Company, (ii) Purchaser and (iii) Pubco (the “Liable Parties”), and no liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder or Affiliate of a Party (other than the Liable Parties), any stockholder, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder or Affiliate (other than a Liable Party) of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligations or Liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.  Without limiting the generality of the foregoing, each Party hereto agrees that it shall, and shall cause its Affiliates to, not file, or threaten to file, any claim, suit, action or proceeding in violation of this Section 11.2. Notwithstanding the foregoing, nothing herein will relinquish the rights of a Party to specifically enforce the terms of this Agreement in accordance with Section 12.7 hereof.

ARTICLE XII
MISCELLANEOUS

12.1            Notices.  All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

Tiberius Acquisition Corporation
3601 N. Interstate 10 Service Rd. W.
Metairie, LA 70002, U.S.A.
Attn:  Andrew J. Poole, Chief Investment Officer
Telephone No.: (504) 754-6671
Email:  Apoole@tiberiusco.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn:          Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Facsimile No.:  (212) 370-7889
Telephone No.:  (212) 370-1300
Email:      sneuhauser@egsllp.com
mgray@egsllp.com

If to the Purchaser Representative, to:

Lagniappe Ventures LLC
3601 N. Interstate 10 Service Rd. W.
Metairie, LA 70002, U.S.A.
Attn:  Andrew J. Poole
Telephone No.: (504) 754-6671
Email:  Apoole@tiberiusco.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn:          Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:      sneuhauser@egsllp.com
mgray@egsllp.com

If to the Company at or prior to the Closing, to:

International General Insurance Holdings Ltd
Office 606, Level 6, Tower 1
Al Fattan Currency House
Dubai International Financial Centre
PO Box 506646
Dubai, United Arab Emirates
Attn:  Wasef Jabsheh, CEO and Vice Chairman
Facsimile No.:  +96265662085
Telephone No.: +96265662082
Email: WSJ@iginsure.com

with a copy (which will not constitute notice) to:

Freshfields Bruckhaus Deringer LLP
Level 6, Al Sila Tower, Abu Dhabi Global Market Square, Al Maryah Island
PO Box 129817
Attn:  Michael Hilton, Esq.
Facsimile No.: +971 2 6521 777
Telephone No.: +971 2 6521 700
Email: michael.hilton@freshfields.com

and

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
Attn:   Omar Pringle, Esq.
           Michael Levitt, Esq.
Facsimile No.:  (212) 277-4001
Telephone No.:  (212) 277-4000
Email: omar.pringle@freshfields.com
Email: michael.levitt@freshfields.com

If to Pubco at any time, or to Purchaser or the Company after the Closing, to: The addresses set forth in Pubco’s joinder to this Agreement.
If to Merger Sub at or prior to the Closing, to: The address set forth in Merger Sub’s joinder to this Agreement.
If to the Seller Representative, to:

Wasef Jabsheh
International General Insurance Holdings Ltd
Office 606, Level 6, Tower 1
Al Fattan Currency House
Dubai International Financial Centre
PO Box 506646
Dubai, United Arab Emirates
Facsimile No.:  +96265662085
Telephone No.: +962776300015
Email: WSJ@iginsure.com

with a copy (which will not constitute notice) to:

Freshfields Bruckhaus Deringer LLP
Level 6, Al Sila Tower, Abu Dhabi Global Market Square, Al Maryah Island
PO Box 129817
Attn:  Michael Hilton, Esq.
Facsimile No.: +971 2 6521 777
Telephone No.: +971 2 6521 700
Email: michael.hilton@freshfields.com

and

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
Attn:   Omar Pringle, Esq.
           Michael Levitt, Esq.
Facsimile No.:  (212) 277-4001
Telephone No.:  (212) 277-4000
Email: omar.pringle@freshfields.com
Email: michael.levitt@freshfields.com

12.2            Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3            Third Parties.  Except for the rights of the D&O Indemnified Persons set forth in Section 7.14 and of the Sponsor under Section 12.14, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4            Arbitration.  Any and all disputes, controversies or claims arising out of, relating to, or in connection with this Agreement or the breach, termination or validity hereof, or the transactions contemplated hereby (a “Dispute”) shall be finally resolved by arbitration under the Rules of Arbitration of the ICC (the “ICC Rules”).  To the extent that the ICC Rules and this Agreement are in conflict, the terms of this Agreement shall control.  The seat of arbitration shall be in New York County, State of New York.  The language of the arbitration shall be English.  The tribunal shall consist of three arbitrators.  The parties to the Dispute shall each be entitled to nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator.  The third arbitrator, who shall be the presiding arbitrator on the tribunal, shall be nominated by the agreement of the two party-nominated arbitrators or, if they fail to agree on a nomination within fifteen (15) days of the nomination date of the second arbitrator, the third arbitrator shall be promptly selected and appointed by the ICC.  The arbitrators shall decide the Dispute in accordance with the substantive law of the state of New York.  The proceedings shall be streamlined and efficient, and time is of the essence.  An arbitration award rendered by the tribunal shall be final and binding on the parties to the Dispute. Judgment on the award may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.4 may be made in the Specified Courts.

12.5            Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.  Without derogating from the agreement to arbitrate in Section 12.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any state or federal court located in the County of New York in the State of New York (or in any appellate court thereof) (the “Specified Courts”) for the purpose of any claim, action, litigation or other legal proceeding  arising out of or relating to this Agreement or the transactions contemplated hereby and permitted by Section 12.4 (a “Proceeding”), and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court.  Each Party agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to the service of the summons and complaint and any other process in any Proceeding, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1.  Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.6            WAIVER OF JURY TRIAL.  WITHOUT DEROGATING FROM THE AGREEMENT TO ARBITRATE IN SECTION 12.4, EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7            Specific Performance.  Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached.  Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, including the obligation to effect the Closing, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8            Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9            Amendment.  This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company, the Purchaser Representative and the Seller Representative.

12.10            Waiver.  Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and, if applicable, the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement).  Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative.

12.11            Entire Agreement.  This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein (it being understood that the letter of intent between Purchaser and the Company is hereby terminated in its entirety and shall be of no further force and effect, except with respect to the waiver against the Trust Account set forth therein).

12.12            Interpretation.  The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (i) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (j) the term “Dollars” or “$” means United States dollars.  Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  When reference is made to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

12.13            Counterparts.  This Agreement and each other document executed in connection with the transactions contemplated hereby may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery by email or facsimile to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the aforementioned requirements.

12.14            Purchaser Representative.

(a)            Each of Purchaser and, solely with respect to subsections (i), (ii), (v) and (vi) of this Section 12.14(a), Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement (or with respect to Pubco, the joinder hereto), hereby irrevocably appoints Lagniappe Ventures LLC in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with:  (i) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of the Adjustment Amount and the adjustment to the Transaction Consideration under Section 2.5, and any disputes with respect thereto; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity; (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment; and (vii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Pubco Securities from and after the Closing (other than the Sellers and their respective successors and assigns).  All decisions and actions by the Purchaser Representative shall be binding upon Pubco and Purchaser and their respective Subsidiaries, successors and assigns, and neither Pubco, Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same.  The provisions of this Section 12.14 are irrevocable and coupled with an interest.  The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)            The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  Pubco and Purchaser shall jointly and severally indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses, Actions, Orders, Liabilities, damages, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorney’s fees and expenses) incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative.  In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.  The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner.  In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time.  All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 12.14 shall survive the Closing and continue indefinitely.

(c)            The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative and such replacement accepts such appointment.  Each successor Purchaser Representative shall have all of the power, authority, rights, obligations and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

12.15            Seller Representative.

(a)            By the execution and delivery of the Exchange Agreements, each Seller, on behalf of itself and its successors and assigns, will irrevocably constitute and appoint Wasef Jabsheh in the capacity as the Seller Representative under the Exchange Agreement, this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (collectively with the Exchange Agreement and this Agreement, the “Seller Representative Documents”), as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead thereof with respect to the performance on behalf of such Seller under the terms and provisions of the under the terms and provisions of the Seller Representative Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated by the Seller Representative Documents.

(b)            Any other Person, including the Purchaser Representative, Pubco, Merger Sub, Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Sellers under the Seller Representative Documents.  The Purchaser Representative, Pubco, Merger Sub, Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and, in accordance with the Exchange Agreements, no Seller will have any cause of action against the Purchaser Representative, Pubco, Merger Sub, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative.  In accordance with the Exchange Agreements, the Purchaser Representative, Pubco, Merger Sub, Purchaser and the Company shall not have any Liability to any Seller for any allocation or distribution among the Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative.  All notices or other communications required to be made or delivered to a Seller under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto.  All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 12.15(c) of the replacement of the Seller Representative).

(c)            If the Seller Representative shall die, become disabled, resign or otherwise be unable or unwilling to fulfill his, her or its responsibilities as representative and agent of Sellers, then in accordance with the Exchange Agreements, the Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Sellers holding in the aggregate in excess of fifty percent (50%) of the Purchased Shares held by all Sellers, and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative, Purchaser and Pubco in writing of the identity of such successor.  Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement and the other Seller Representative Documents.

12.16            Legal Representation.  The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser, the Purchaser Representative and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, the Purchaser Representative, the Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Purchaser Representative, the Sponsor or their respective Affiliates in connection with matters in which such Persons are adverse to the Company, Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement.  The Company, Pubco and Merger Sub, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, the Purchaser Representative, Purchaser or any of their respective Affiliates.  The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Purchaser Representative shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents.  All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Purchaser Representative, shall be controlled by the Purchaser Representative and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XIII
DEFINITIONS

13.1            Certain Definitions.  For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.  For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreement, the Sponsor Share Letter, the Pubco Equity Plan, the Amended Pubco Charter, the Lock-Up Agreements, the Registration Rights Agreement, the Founders Registration Rights Agreement Amendment, the Exchange Agreements, the Commitment Agreements, the Warrant Purchase Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Escrow Agreement.

“Antitrust Laws” means Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Bermuda Act” means the Companies Act 1981 of Bermuda, as amended.

“Book Value” means the total book equity value of the Company and its Subsidiaries, on a consolidated basis, as determined in accordance with the Accounting Principles, as of the Reference Time.

“Book Value Per Share” means (i) the sum of Book Value plus the Company Transaction Expenses, divided by (ii) the number of issued and outstanding Company Shares as of the Closing (excluding treasury shares).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.  Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco or Merger Sub or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving or disclosing such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Equity Plan” means the 2011 Share Incentive Plan of the Company.

“Company Option” means an option to purchase phantom Company Shares that was granted pursuant to the Company Equity Plan.

“Company Securities” means, collectively, the Company Shares, the Company Options and any other Company Convertible Securities.

“Company Shares” means the ordinary shares, par value $1.00 per share, of the Company.

“Consent” means any consent, approval, notice of no objection, expiration of applicable waiting period, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other agreements or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.  “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Delaware Act” means the Delaware General Corporation Law, as amended.

 “Dubai Companies Law” means the DIFC Law No. 5 of 2018 of Dubai, as amended.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company, in its capacity as the escrow agent under the Escrow Agreement or any other escrow agent agreed to by Purchaser and the Company prior to the Closing (or any successor escrow agent).

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares and any earnings, dividends or distributions paid or payable on the Escrow Shares, giving effect to any disbursements or payments from the Escrow Account.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 15, 2018, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 4,312,500 shares of Purchaser Common Stock which were originally issued to the Sponsor prior to the IPO in December 2015.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“ICC” means the International Chamber of Commerce or any successor organization conducting arbitrations.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) net obligations under interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.  For the avoidance of doubt, amounts awarded to settle insurance policies do not constitute Indebtedness.

“Independent Expert” means an independent (i.e., no prior material business relationship with any party for the prior two (2) years) internationally recognized accounting firm that is mutually acceptable to the Purchaser Representative and the Seller Representative acting reasonably; provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either the Purchaser Representative or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the ICC International Centre for ADR in accordance with the procedures of the ICC.  The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 2.5.

“Insider Letter” means the letter agreement, dated as of March 15, 2018, by and among Purchaser, Sponsor and certain other insiders named therein, as amended from time to time in accordance with this Agreement and the Ancillary Documents.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world:  Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of March 15, 2018, and filed with the SEC on March 16, 2018 (File No. 333-223098).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Person after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely  basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions globally or in the countries or regions in which such Person or any of its Subsidiaries do business, including without limitation the effects of and developments related to the United Kingdom’s exit from the European Union; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Law, IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism; (v) any Act of God, hurricane, tornado, flood, volcano, earthquake or other natural or manmade disaster; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period or changes in the credit rating of the Company or any of its Subsidiaries as a result of the Transactions (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vii) with respect to Purchaser, the consummation and effects of the Redemption, and (viii) changes attributable to the public announcement or pendency of the transactions contemplated hereby; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings along with the posting of any security or bond required under applicable Law in connection with such contest, (b) Liens imposed by applicable Law, (c) Liens arising in connection with any cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ or other similar lien imposed by law and arising out of obligations incurred in the ordinary course of business consistent with past practice, (d) Liens that are expressly listed as exceptions in insurance policies, covenants, conditions, restrictions, encroachments, liens, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title with respect of such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset, (e) purchase money liens or liens securing rental payments under capital lease arrangements, (f) Liens which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby, (g) Liens incurred or deposits made in the ordinary course of business in connection with social security, (h) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (i) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Charter” means the memorandum of association and bye-laws of Pubco, as amended and in effect under the Bermuda Act.

“Pubco Common Shares” means the common shares, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preferred Shares” means the preference shares, par value $0.0001 per share, of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Common Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Common Share at a purchase price of $11.50 per share.

“Pubco Securities” means the Pubco Common Shares, the Pubco Preferred Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the certificate of incorporation of Purchaser, as amended and in effect under the Delaware Act; provided, that references herein to the Purchaser Charter for periods after the Effective Time includes the certificate of incorporation of the Surviving Corporation.

“Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving or disclosing such Purchaser Confidential Information.  For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Preferred Stock” means shares of preferred stock, par value $0.0001 par value per share, of Purchaser.

“Purchaser Private Warrants” means the warrants issued in a private placement to the Sponsor by Purchaser at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock per warrant at a purchase price of $11.50 per share.

“Purchaser Public Warrants” means one whole warrant that was included in and as part of each Purchaser Unit, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants, collectively.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Common Stock and one (1) Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock (or after the Merger, Pubco Company Share) is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the most recent month end of the Company prior to the Closing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers” means the holders of the Company’s outstanding capital shares that execute and deliver an Exchange Agreement.

“Shareholder Participation Ratio” means a fraction equal to (i) the total number of Purchased Shares divided by (ii) the total number of issued and outstanding Company Shares as of the Closing.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, and any confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 15, 2018, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

13.2            Section References.  The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	7.5(a)
Additional SEC Reports	7.4
Adjustment Amount	2.5(c)
Agreement	Preamble
Alternative Transaction	7.5(a)
Amended Pubco Charter	9.1(g)
Argo	Recitals
Business Combination	11.1
Cash Consideration	2.2(b)(i)
Cash Consideration Per Share	2.2(b)(i)
Cash Consideration Purchased Shares	2.2(b)(i)
Certificate of Merger	1.2
CFO	2.5(a)
Change of Recommendation	7.10(e)
Class I Directors	7.13
Term	Section
Class II Directors	7.13
Class III Directors	7.13
Closing	3.1
Closing Date	3.1
Closing Filing	7.11(b)
Closing Press Release	7.11(b)
Closing Statement	2.5(a)
Commitment Agreements	4.22
Company	Preamble
Company Benefit Plan	6.18(a)
Company Certificates	2.6(b)
Company Directors	7.13
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company IP	6.13(d)
Company IP Licenses	6.13(a)

Term	Section
Company Leased Properties	6.15
Company Material Contract	6.12(a)
Company Owned Properties	6.15
Company Permits	6.10
Company Real Properties	6.15
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Company Transaction Expenses	2.2(a)
D&O Indemnified Person	7.14(a)
D&O Tail Insurance	7.14(b)
Dispute	12.4
Effective Time	1.2
EGS	3.1
Enforceability Exceptions	4.2
Environmental Permit	6.19(a)
Equity Consideration	2.2(b)(ii)
Escrow Account	2.3
Escrow Agreement	2.3
Escrow Allocation	2.3
Escrow Shares	2.3
Estimated Closing Statement	2.4
Exchange Agreement	Recitals
Exchange Shares	2.2(b)(ii)
Expenses	10.3
Extension	7.3(a)
Extension Expenses	7.3(b)(iv)
Federal Securities Laws	7.6
Founders Registration Rights Agreement Amendment	9.2(f)(v)
Full Rollover Sellers	Annex I
ICC Rules	12.4
Independent Expert Notice Date	2.5(a)
Insurance Authorizations	6.21(b)
Insurance Laws	6.21(b)
Interim Balance Sheet Date	6.7(a)
Interim Period	7.1(a)
Jabsheh	Recitals
Liable Parties	11.2
Lock-Up Agreements	Recitals
Merger Sub	Preamble
Merger	Recitals
Minority Sellers	Annex I
Non-Competition Agreement	Recitals
Objection Statement	2.5(a)
OFAC	4.17(c)
Off-the-Shelf Software	6.13(a)
Term	Section
Outside Date	10.1(b)
Party(ies)	Preamble
PIPE Investment	4.22
Post-Closing Pubco Board	7.13
Proceeding	12.5
Proxy Statement	7.10(a)
Pubco	Preamble
Pubco Equity Plan	7.21
Public Certifications	4.6(a)
Public Stockholders	11.1
Purchased Shares	2.1
Purchaser	Preamble
Purchaser Directors	7.13
Purchaser Disclosure Schedules	Article IV
Purchaser Financials	4.6(b)
Purchaser Material Contract	4.13(a)
Purchaser Representative	Preamble
Redemption	7.10(a)
Registration Rights Agreement	9.2(f)(iv)
Registration Statement	7.10(a)
Regulation S	5.12
Related Person	6.20
Released Claims	11.1
Representative Party	2.5(a)
Required Registration Statement Company Financials	7.10(g)
Required Shareholder Approval	9.1(a)
SEC Reports	4.6(a)
Seller Representative	Preamble
Seller Representative Documents	12.15
Share Exchange	Recitals
Special Meeting	7.10(a)
Sponsor	Recitals
Sponsor Share Letter	Recitals
Signing Filing	7.11(b)
Signing Press Release	7.11(b)
Specified Courts	12.5
Stockholder Approval Matters	7.10(a)
Surviving Corporation	1.1
Target Insurer	6.21(a)
Target Insurer Financials	6.21(e)
Top Customers	6.23
Top Vendors	6.23
Transaction Consideration	2.2(a)
Transactions	Recitals

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

{Signature Page to Business Combination Agreement}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

TIBERIUS ACQUISITION CORPORATION

By:	/s/ Andrew Poole
Name: Andrew Poole
Title: Chief Investment Officer

Purchaser Representative:

LAGNIAPPE VENTURES LLC, solely in its capacity as the Purchaser Representative hereunder

By:	/s/ Michael Gray
Name: Michael Gray
Title: Managing Member

The Company:

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

By:	/s/ Wasef Jabsheh
Name: Wasef Jabsheh
Title: Chief Executive Officer

Seller Representative:

/s/ Wasef Jabsheh
Wasef Jabsheh, solely in the capacity as the Seller Representative hereunder

{Signature Page to Business Combination Agreement}

Annex I
Allocation of Cash Consideration

The Cash Consideration shall be allocated among the Sellers as follows:

1.	$65,000,000 in the aggregate to Jabsheh

2.	$0 to the following shareholders of the Company (and their transferees of Company Securities) (the “Full Rollover Sellers”):

•	Hatem Wasef Jabsheh
•	Walid Wasef Jabsheh
•	Ahmad Wasef Jabsheh
•	Hani Wasef Jabsheh
•	Sarah Ann Bystrzycki
•	Hana Hani Jabsheh
•	Reina Hani Jabsheh
•	Zeina Salem Al Lozi
•	Hani Walid Jabsheh
•	Omar Walid Jabsheh
•	Aya Walid Jabsheh
•	Zaid Ahmad Jabsheh
•	Aysheh Tahsin Shurdom
•	Hala Jamal Kawasmi

3.
$15,000,000 in the aggregate to all other Sellers as of the Closing other than Jabsheh and the Full Rollover Sellers (the “Minority Sellers”), allocated among the Minority Sellers pro rata based on the number of Purchased Shares held by such Minority Sellers as of the Closing.  For illustrative purposes only, based on the shareholding of the Company as of the date of this Agreement and assuming that all shareholders of the Company become Sellers by executing and delivering Exchange Agreements, the Cash Consideration would be allocated among the Minority Sellers in accordance with the attachment to this Annex I.

Exhibit A
Form of Exchange Agreement

See attachment.

Exhibit B
Non-Competition Agreement

See attachment.

Exhibit C
Lock-Up Agreements

See attachments.

Exhibit D
Sponsor Share Letter

See attachment.

Exhibit E
Form of Pubco Equity Plan

See attachment.

Exhibit F
Form of Amended Pubco Charter

See attachment.

Exhibit G
Form of Registration Rights Agreement

See attachment.

Exhibit H
Form of Founders Registration Rights Agreement Amendment

See attachment.

Exhibit I
Form of Pubco Joinder

See attachment.

Exhibit J
Form of Merger Sub Joinder

See attachment.